Exhibit 8.1

LIST OF SUBSIDIARIES

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Chile:

1.	Itaú Corredores de Bolsa Ltda.(1)

2.	Itaú Administradora General de Fondos S.A.

3.	Itaú Asesorías Financieras S.A.

4.	Itaú Corredores de Seguros S.A.(2)

5.	CorpLegal S.A.(3)

6.	Recaudaciones y Cobranzas Ltda.(4)

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Colombia and other countries:

1.	Itaú Corpbanca Colombia S.A.

2.	Itaú Corredor de Seguros S.A.

3.	Itaú Securities Services Colombia S.A. Sociedad Fiduciaria

4.	Itaú Asset Management Colombia S.A. Sociedad Fiduciaria

5.	Itaú Comisionista de Bolsa S.A.

6.	Itaú Bank (Panamá) S.A.

7.	Itaú Casa de Valores (Panamá) S.A.

The following subsidiary has its jurisdiction of incorporation in the United States:

1.	Itaú CorpBanca New York Branch

(1)	On August 1, 2018 Itaú CorpBanca Corredores de Bolsa S.A. changed its legal name to Itaú Corredores de Bolsa Ltda.
(2)	On April 1, 2018, Itaú Chile Corredora de Seguros Ltda. merged with and into Corpbanca Corredores de Seguros S.A. The legal name of the merged subsidiary changed to Itaú Corredores de Seguros S.A.
(3)

On January 8, 2019, Itaú Corpbanca filed with the SBIF a request to buy the one share of CorpLegal S.A. that Itaú Corredores de Bolsa Ltda. owns in CorpLegal S.A. Once we acquire that share, we will have 100% ownership, which consequently will immediately terminate CorpLegal S.A. by absorption.

(4)	On November 5, 2018 Itaú CorpBanca Recaudaciones y Cobranzas S.A. changed its legal name to Recaudaciones y Cobranzas Ltda.